EXHIBIT 10(ll)

                            SHARE PURCHASE AGREEMENT



                                    between


                               MR. GHEORGHE RUSU

                                 MR. EUGEN RUSU

                               MS. ELENA JUGARIU

                             MR. GABRIEL GALETEANU

                               MS. MARIETTA RUSU

                            MS. CRISTINA FRENT-LUNG

                                   as Sellers


                                      AND


                       EUROWEB INTERNATIONAL CORPORATION

                                    As Buyer




                                                        Dated: May 17, 2000

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THIS AGREEMENT is made by and between:

1. Mr. Gheorghe Rusu, Romanian citizen, married, domiciled in Bucharest, Ceairului Str. no 3, Block J10, ap.20, sector 3, holder of the ID GB no 001823, issued by 13 Police Precinct at 11.05.1992;
2. Mr. Eugen Rusu , Romanian citizen, married, domiciled in Bucharest, Matei Basarab Str, no 96, Block 122, ap.42, sector 3, holder of the ID RT no 055510, issued by 11 Police Precinct at 15.11.1999;
3. Ms. Elena Jugariu, Romanian citizen, unmarried, domiciled in Bucharest, Ceahlau Str. no 11, Block 76, ap.15, sector 6, holder of the ID GA no 074039, issued by 20 Police Precinct at 04.04.1991
4. Mr. Gabriel Galeteanu , Romanian citizen, unmarried, domiciled in Bucharest, Baba Novac Str.no 22, Block 24C, ap.105, sector 3, holder of the ID RR no 025316, issued by SEP at 10.03.1998;
5. Ms. Marietta Rusu , Romanian citizen, married, domiciled in Bucharest, Ceairului Str. no 3, Block J10, ap.20, sector 3, holder of the ID GV no 445492, issued by 13 Police Precinct at 17.08.1996;
6. Ms. Cristina Frent-Lung, Romanian citizen, married, domiciled in Bucharest, Decebal Blvd, No18, Block S4, ap.12, holder of the ID GR no 084877, issued by 11 Police Precinct at 7.11.1994;

(hereinafter the Sellers);

Euroweb International Corporation., a corporation organized under the laws of Delaware, USA, having its registered office at 445 Park Avenue, 15th Floor, New York, NY 10022. USA, represented by Mr. Csaba Toro, Vice President of the Central & East European Headquarters, 1122 Budapest, Varosmajor utca 13. Hungary.

(hereinafter the Buyer).

WHEREAS

1. The Sellers are owners of Shares (the Shares) representing the entire registered capital of the Company Mediator S.A., registered with Bucharest Register of Commerce under No. J 40/2587/1998, fiscal code No: R 10347830 having its registered office at Piata Alba Iulia no 6, Bloc I 5, entrance 2, et. 5, apartment 43 sector 3. Bucharest, Romania (the Company). Brief details of the Company are set out in ANEX 1.

2. Each of the Seller is the owner of the following number of shares, representing the relevant quota from the registered capital, respectively:

- Mr. Rusu M. Gheorghe -owns 70,000 of shares, representing 87.5000% from the registered capital;
- Mr. Rusu Ghe.Eugen - owns 4,000 of shares, representing 5.000% from the registered capital;
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- Ms. Rusu Ghe. Marietta- owns 1,000 of shares, representing 1.2500% from the registered capital;
- Mr. Galeteanu G. Gabriel- owns 2,000 of shares, representing 2.500% from the registered capital;
- Ms. Jugariu T.Elena- owns 2,000 of shares, representing 2.500% from the registered capital;
- Ms. Frent-Lung E. Cristina- owns 1,000 of shares, representing 1.2500% from the registered capital;


3. Each of the Sellers wishes to transfer all of their Shares together with all right and obligations in the Company and the Buyer wishes to accept the transfer of all the Shares in the Company on the terms set out in this agreement and in reliance upon the representations, warranties and undertakings set out in this agreement.

NOW, IT IS AGREED AS FOLLOWS:

1. INTERPRETATION

In this agreement

o "Financial statements" means the Company's Balance Sheet and Profit and Loss Statement as of 12/31/1999 provided by the Seller and attached to this agreement in ANNEX 2
o "KPMG" means KPMG Romania (Str. Dragoslavele no. 2-4.), or such other firm of accountants appointed by the buyer
o "KPMG report" means the due diligence report prepared for the purposes of this agreement evaluating the accuracy of the Financial Statements and prepared in accordance with the generally accepted principles of accounting practice in Romania
o "Encumbrance" means any pledge, retention right, option, pre-emption right, right of first refusal, restriction, fiduciary assignment or transfer of any right, easement or any third person's right or security interest, or any agreement or arrangement that may result in an obligation to establish any of the above right
o "Management contract" means the management contract between the Company and Mr. Gheorghe Rusu presented as draft in ANNEX 3
o "Warranties" means representations and warranties of the Sellers contained and referred to in clause 5.


2. CONDITIONS PRECEDENT

(1) The transfer of Shares is conditional on:


a) the completion of the due diligence process investigation the Company to the satisfaction of the buyer; and


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b) The Buyer obtaining approval of its board of directors

(2) The buyer and sellers shall use all reasonable endeavors to produce that the conditions in sub-clause (1) are fulfilled on or before the date falling one month after the date of this agreement.

(3) If the conditions in sub-clause (1) are not fulfilled on or before the date specified in sub-clause (2) none of the parties (provided they shall have used all reasonable endeavors as aforesaid) will have any rights or liabilities under this agreement unless otherwise agreed in writing by all parties.


3. PRICE ADJUSTMENT

(1) If the due diligence process conducted by the Buyer discloses, in the opinion of the Buyer, a material adverse difference in the value of the Company from that set out in the Financial Statements, the Buyer will purpose a new price offer to the Seller.
(2) Should the Seller not agree with the proposal made by the Buyer and should such Agreement not be reached within 15 days of such proposal, none of the parties shall have any rights or liabilities under this Agreement, unless otherwise agreed in writing by the parties.
(3) Prior to any price adjustment under sub-clause (1) above, the Seller shall have the right to receive a copy of the KPMG report


4. THE PURCHASE PRICE


(1) The purchase price is USD 3,000,000 (three million US dollars), payable as follows:

(a) the amount of USD 2,100,000, payable in cash into the Seller's account, upon Completion of the agreement, as defined in art. 6 of the present.

(b) The amount of USD 900,000 payable in cash to Mr. Gheorghe Rusu in three installments of USD 300,000 each in 12, 24 and respectively 36 month upon completion of the present agreement. Each installment of USD 300,000 shall be remitted to Mr. Rusu on the due date, provided that the following conditions are cumulatively observed:

I. Mr. Rusu did not breach any of the following obligations of non-competition that he undertook:

- Not to engage in the business of ISP (Internet Service Providing consisting of providing access, providing content and e-commerce activities) and or data transmissions on his name and behalf or on the name or behalf of his relatives up to the fourth grade including;

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- Not to mediate or intermediate business of ISP or transmission of data between third parties;
- Not to enter into collaboration or employment relations with other Romanian or foreign companies having as object of activity ISP or transmission of data, except for the relations with Euroweb subsidiaries or affiliates provided that the written approval of the legal representatives of the said company or of the Board of Administration of Mediator SA is obtained;
- Not to participate, in capacity as member of the Board of Administration or of another decision body of other Romanian or foreign companies, having as object of activity ISP or transmission of data. An exception from this obligation is participating to the decision bodies of the companies to which Euroweb is shareholder and only with the prior written consent of the Board of Administration of Mediator SA.
- To carry on his activity with good faith so that the interests he represents are not contrary to the interests of Mediator SA and do not affect the good reputation of Mediator SA or of Euroweb.

II. Mr. Rusu din not breach any of the following confidentiality obligations he undertook:

- to keep confidentiality upon all information he holds in carrying on his attributions, including the confidentiality upon the facts constituting commercial secrets of Mediator SA, the confidentiality upon the commercial contracts, the financial status and the commercial practice of Mediator SA or of Euroweb. The confidentiality obligation shall be valid after the termination of the employment relations, as well.
- To prevent the access, to the best of his ability, of unauthorised persons to the documents and materials containing confidential information of Mediator SA.

III. Mr. Rusu shall not leave the company on his initiative or fault, maintaining his position of employee as Executive Manager, position that he obtained on execution date of the management agreement.

In the event that, on the employer's (Company's) initiative and regardless of any fault of Mr. Rusu, the latter mentioned shall be forced to leave the position of employee of the Company, then the yearly installments established under point b) shall continue to be paid under the condition that the other conditions provided under letters I. and II. of the present agreement to be cumulatively observed.

(2) The parties agree that, immediately after the transfer of property upon the shares from the Sellers to the Buyer, the Management Agreement, under the form already agreed upon by Euroweb and Mr. Rusu be signed. By means of the said agreement Mr. Rusu Gheorghe becomes an employee of the company in the position of Executive manager. If, for whatever reasons, depending on Euroweb's will the Management Agreement shall not be signed, Euroweb pledges to pay to Mr. Rusu the amount of USD 900,000 in the yearly installments established under point (1) (b). The installments shall be remitted if the other conditions provided under point (1) (b) letters I and II shall be cumulatively observed.


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5. WARRANTIES

Except as detailed in this report and in Annex 4, each seller declares that:

a) Each Seller represents, warrants and undertakes to the buyer that each of the Warranties contained in this Contract is true and accurate in all respect, and not misleading as of the date of this Contract
b) Each Seller acknowledges that the Buyer is entering into this Contract and into any agreements or arrangements in connection with herewith in reliance upon each of the Warranties
c) The Company is a company duly incorporated and validly existing under Romanian Law and all basic corporate acts taken since the Company's incorporation (including, but not limited to any amendments of its corporate documents) have been done validly and legally in accordance with the applicable law
d) The Company has the legal right and full power and authority to carry on its business and activities as currently being carried on
e) All internal corporate actions required by the Company's constitutional or internal documents have been taken to enable each Seller to enter this contract and to exercise his rights and to perform his obligations under this Contract or any documents referred to herein or be executed in connection herewith and there is no approval, consent, standpoint or permission required by any authority or any other person for each Seller to enter into this Contract and to exercise his rights and perform his obligations under this contract or any documents referred to herein or to be executed in connection with herewith
f) Each Seller's title to his respective part in the Transferred Interest Shares Part is good and legally perfect and there are no encumbrances existing whatsoever (other than pre-emption rights under the Memorandum of Association, which has been in each case duly, legally and validly waived) in respect of the Transferred Interest Shares Parts
g) This Contract and all the documents referred to herein or to be executed in connection with herewith will constitute valid and binding agreements and obligations of each Seller, enforceable in accordance with their respective terms and conditions
h) All capital contributions to the Company have been duly and fully paid-up by the Sellers
i) The Company has no subsidiaries and holds no investment in any other company
j) The Company has not agreed or undertaken to acquire any shares or interests in any other company
k) All claims, rights and receivables of each Seller towards the Company are fully and unconditionally satisfied as of the date of this Contract and therefore the Buyer has unrestricted and unconditional right freely to exercise all rights arising from the Transferred Interest
Share Parts.


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l) The 1999 Financial Statements have been prepared in accordance the law and on a proper basis in accordance with the generally accepted accounting standards as outlined by the regulations of the Ministry of Finance and/or applied in practice by major accounting firms in Romania at the time of their preparation, consistently applied.
m) Since 1 January 2000, the Company's business and activities have been carried on in the ordinary and usual course without interruption, there has been no major change in the financial or trading position or prospects of the Company
n) The Company did not give nor offered to give any guarantee or any other security in respect of any third person's liabilities of any nature whatsoever
o) The Company has submitted to the tax authority all tax returns and tax statements in accordance with relevant tax and accounting regulations and to each Sellers' best knowledge, all such tax returns and tax statements are true, accurate and complete
p) The Company has paid all taxes and other payments to the governmental agencies that it is liable to pay duly and in time and the Company is not under any liability to pay any penalty, charge, incremental on taxes or any other payment obligations of similar nature in connection with any tax.
q) All of assets are owned exclusively by the Company and have been acquired legally and in accordance with the laws of Romania
r) The Company has not established any Encumbrance over any of its assets
s) The Company does not infringe any third persons Intellectual Property Rights and there is or has been any dispute, action, or claim made or threatening by any third person in relation thereto
t) The Company has obtained all licenses, permits and approvals required for proper carrying out of its business as presently carried on and all such licenses, permits or approvals are valid and in full force
u) The Company is not in breach of any licences, permits or approvals required for proper carrying out of business. The Company has taken all actions desirable or necessary for maintaining all of its licences, permits and approvals, as may be required under applicable legislation and there is no threat of any revocation of any of existing licences, permits and authorizations.
v) The Company has not received any communication from the Romanian Anti-Monopoly Office relating in any respect to its business, and the Company has not the dominant position in any relevant market in the meaning of the Competition Protection Law
w) The Company is no a party to any agreement or arrangement that could be interpreted as an unfair trade practice or prohibited due to restricting competition or otherwise in conflict with competition protection legislation


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x) The Company is not involved in any civil, commercial, labour or other litigation proceeding pendings before any court (whether in Romania or elsewhere) or arbitration (whether regular or ad hoc and whether in Romania or elsewhere), whereby the claimed amount against it would be higher than USD 2,500 or equivalent in other currencies, or whereby such proceedings may otherwise have material impact in respect of the Company's corporate existence or carrying on its business or its financial situation
y) The execution and performance of this Contract and other documents and transactions contemplated in connection therewith will not result in the Company losing the benefit of any Assets, licence, right, legal relation or privilege which it recently enjoys or relieve any person from any obligation towards the Company, or not conflict with, or result in breach of, or institute any event of default or potential event of default under any agreement or arrangement to which the Company is a party


6. COMPLETION


(1) Completion shall take place at the offices of the buyers' Lawyers within five business days after the Buyer has notified the Seller of satisfaction of the conditions precedent under clause 2, but no later than 1 month from the signing date.

(2) At completion:

(a) The Seller shall physically deliver the Shares to the Buyer, duly endorsed to the order of Buyer (upon the delivery of the Shares to the Purchaser, the full title to the Shares passes unconditionally onto the Buyer and the Shares become the buyer's sole and exclusive property)
(b) A certificate signed by all of the members of the Company's Board of Directors, confirming that all Shares being fully paid up in cash by the Seller and lawfully issued by the Company to the Seller, being delivered to the Buyer, in form and substance satisfactory to the Buyer
(c) The Buyer appearing duly registered in the Company's Register of Shares and in the Company' s Register of Shareholders as the holder of Shares.
(d) An affidavit signed by the Company's administrators stating that the transfer of the Shares was duly registered in the Register of Shares and the Shareholders Registry

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(3) Upon completion of all the matters set out in sub-clause (2) above, the
Buyer shall immediately pay in cash the amount of 2,100,000 USD provided under clause 4 point (1) letter (a), into the bank account indicated in due time, in writing, by the Sellers to the Buyer.

(4) The Sellers and the Buyer hereby agree that the documents set forth under sub-clause (2) above shall be kept in custody by the Buyer's lawyers until the date when the Sellers confirm the receipt of the amount of 2,100,000. An Agreement regarding the custody of the documents shall be signed upon Completion.



7. NOTICES

All communication between parties in under or in connection with this agreement shall be in writing and all notices shall be sent to:

For the Sellers

Name: Mr. Gheorghe Rusu,
Address: Bucharest, Piata Ceairului no 3, Block J10, ap.20, sector 3

Buyer

Euroweb International Corporation
Central & East European Headquarters
1122 Budapest, Varosmajor utca 13. Hungary
Contact person: Mr. Csaba Toro, Vice President
Phone: (36)-1-2244000
Fax: (36)-1-2244100
E-mail: cstoro@ew.hu


8. FINAL PROVISIONS

(1) This Contract shall be governed by the Romanian Law
(2) The Parties hereby agree to submit any dispute not settled amicably to the jurisdiction of Romanian courts
(3) This Contract has been made and executed in Romanian and English language. If there is a matter of interpretation of text regarding this Agreement and if there is any inconsistency between the Romanian and the English version, the English version shall prevail. Both the Romanian and the English version will be presented to the Register of Commerce for registration.
(4) This Contract becomes effective between parties on the date of signing by each of the Parties and shall become effective towards the Company on the date of the registration of the statement subscribed by each of the Seller and the Buyer regarding the share transfer in the Shares Register of the Company
(5) In the event that any provision of this Contract becomes invalid, illegal or enforceable under any jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby in any way under such jurisdiction, not the Contract as a whole in any other jurisdiction
(6) The present Contract shall supersede any other prior verbal or written agreements
(7) This contract has been made in 9 counterparts in English language and 9 counterparts in Romanian Language, one original of each version for each of the parties, for the Notary Public and for the purposes of registration of transfers hereunder
(8) This Contract includes 3 ANNEXES, namely:


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ANNEX 1 - particulars of the Company
ANNEX 2 - financial statement of 1999
ANNEX 3 - the draft of the management contract with Mr. Gheorghe Rusu


The Parties hereby declare that they have entered into this contract on their own free will and they have signed it today, the date of the legalization of their signatures.

THE SELLERS:


MR. GHEORGHE RUSU /s/____________________


MR. EUGEN RUSU /s/____________________


MS. ELENA JUGARIU /s/_____________________


MR. GABRIEL GALETEANU /s/ _____________________


MS. MARIETTA RUSU /s/_____________________


MS. CRISTINA FRENT-LUNG /s/_____________________




THE PURCHASER


EUROWEB INTERNATIONAL CORPORATION

By: Mr. Toro Csaba /s/________________________


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                                 Additional Act
                     to the Shares Sale-Purchase Agreement
                      legalized under No. 1965/17.05.2000





Concluded between:


Mr. Gheorghe Rusu, Romanian citizen, domiciled in Bucharest, Ceairului street no 3, Block J10, entrance B, 1st floor, ap.20, sector 3, holder of the ID GB no 001823, issued by 13 Police Precinct at 11.05.1992;
Mr. Eugen Rusu, Romanian citizen, domiciled in Bucharest, Matei Basarab St., No. 96, block L 122, 3rd entrance, suite 42, sector 3, identified with identity card series RT No. 055510 issued by 11 Police Precinct at 15.11.1999;
Ms. Elena Jugariu, Romanian citizen, domiciled in Bucharest, Ceahlau St., no 11, Block 76, entrance A, ap.15, sector 6, holder of the ID GA no 074039, issued by 20 Police Precinct at 04.04.1991;
Mr. Gabriel Galeteanu , Romanian citizen, domiciled in Bucharest, Baba Novac St. no 22, Block 24C, entrance B, 11th floor, ap.105, sector 3, holder of the Identity card series RR No. 025316, issued by SEP on 10.03.1998;
Ms. Marietta Rusu , Romanian citizen, domiciled in Bucharest, Ceairului St.
no 3, Block J10, entrance B, 1st floor, ap.20, sector 3, holder of the ID series GV no. 445492, issued by 13 Police Precinct at 17.08.1996;
Ms. Cristina Frentz-Lung, Romanian citizen, domiciled in Bucharest, Decebal
St. No18, Block S4, entrance 1, 1st floor, ap.2, sector 3, holder of the ID
GR no 084877, issued by 11 Police Precinct at 7.11.1994, hereinafter referred to as the Sellers,

and

Euroweb International Corporation, a corporation organized under the laws of Delaware, USA, having its registered office at 445 Park Avenue, 15th Floor, New York, NY 10022. USA, represented by Mr. Gregg Betz, hereinafter referred to as the Buyer,

The parties agreed upon the concluding of the present Additional Act modifying the Shares Sale-Purchase Agreement legalized under No. 1965/17.05.2000 at the Notary Public Office Marius Luca, as follows:

Article 1. Article 4 - The Purchase Price shall have the following contents:


(1) The purchase price is USD 2,580,000 (two million five hundred eighty thousands US dollars), payable as follows:

(a) the amount of USD 2,040,000, payable in cash at the Closing Date as defined in art. 6 of the present into the Seller's account opened on Mr. Rusu Gheorghe's personal account as per the separate agreement concluded in this respect by the Sellers, with the following coordinates:

Account No. 115413-020 USD
Bank Code: BACXROBU
Bank Austria Creditanstalt Romania SA,
Millenium Branch,
Calea Victoriei No. 88, Ro-70104, Bucharest

(b) The amount of USD 540,000 payable in cash to Mr. Gheorghe Rusu in three installments of USD 180,000 each in 12, 24 and respectively 36 month upon completion of the present agreement. Each installment of USD 180,000 shall be remitted to Mr. Rusu on the due date, provided that the following conditions are cumulatively observed:

I. Mr. Rusu did not breach any of the following obligations of non-competition that he undertook:

- Not to engage in the business of ISP (Internet Service Providing consisting of providing access, providing content and e-commerce activities) and or data transmissions on his name and behalf or on the name or behalf of his relatives up to the fourth grade including;
- Not to mediate or intermediate business of ISP or transmission of data between third parties;
- Not to enter into collaboration or employment relations with other Romanian or foreign companies having as object of activity ISP or transmission of data, except for the relations with Euroweb subsidiaries or affiliates provided that the written approval of the legal representatives of the said company or of the Board of Administration of Mediator SA is obtained;
- Not to participate, in capacity as member of the Board of Administration or of another decision body of other Romanian or foreign companies, having as object of activity ISP or transmission of data. An exception from this obligation is participating to the decision bodies of the companies to which Euroweb is shareholder and only with the prior written consent of the Board of Administration of Mediator SA.
- To carry on his activity with good faith so that the interests he represents are not contrary to the interests of Mediator SA and do not affect the good reputation of Mediator SA or of Euroweb.

II. Mr. Rusu din not breach any of the following confidentiality obligations he undertook:

- to keep confidentiality upon all information he holds in carrying on his attributions, including the confidentiality upon the facts constituting commercial secrets of Mediator SA, the confidentiality upon the commercial contracts, the financial status and the commercial practice of Mediator SA or of Euroweb. The confidentiality obligation shall be valid after the termination of the employment relations, as well.
- To prevent the access, to the best of his ability, of unauthorised persons to the documents and materials containing confidential information of Mediator SA.

III. Mr. Rusu shall not leave the company on his initiative or fault, maintaining his position of employee as Executive Manager, position that he obtained on execution date of the Management Agreement.

In the event that, on the employer's (Company's) initiative and regardless of any fault of Mr. Rusu, the latter mentioned shall be forced to leave the position of employee of the Company, then the yearly installments established under point b) shall continue to be paid under the condition that the other conditions provided under letters I. and II. of the present agreement to be cumulatively observed.

(2) The parties agree that, immediately after the transfer of property upon the shares from the Sellers to the Buyer, the Management Agreement, under the form already agreed upon by Euroweb and Mr. Rusu is signed. By means of the said agreement Mr. Rusu Gheorghe becomes an employee of the company in the position of Executive manager.

If, for whatever reasons, depending on Euroweb's will the Management Agreement shall not be signed, Euroweb pledges to pay to Mr. Rusu the amount of USD 540,000 in the yearly installments established under point (1) (b). The installments shall be remitted if the other conditions provided under point
(1) (b) letters I and II shall be cumulatively observed."

(3) The amount of USD 540,000 may be decreased with any amount representing taxes and duties liability arising from the activity carried out by Mediator until the Closing Date.

Article 2. In any other part of the Shares Sale-Purchase Agreement where references shall be made to the purchase price, such price shall be the one stipulated in the present Additional Act, payable in the modality described in the present.

Article 3. Mr. Rusu Gheorghe personally, undertakes to transfer to Mediator SA all the contracts and assets from Intercomp as agreed upon with the Buyer. Mr. Rusu personally agrees to undertake any fiscal and legal negligence resulting from the Intercomp-Mediator relationship.

The other provisions of the Shares Sale-Purchase Agreement and the subsequent documents concluded on its basis remain unchanged.

Concluded in Bucharest today, the day of legalization of signatures, in 9 originals in Romanian language and 9 originals in English language. In case of discrepancies between the two versions, the English version shall prevail.



/s/ SELLERS                                         /s/ BUYER
____________                                    ________________